NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED MARCH 31, 2010

Wooster, Ohio (May 13, 2010) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $2.2 million or $0.77 per diluted share for the fiscal year ended March 31, 2010, compared to $1.9 million or $0.64 per diluted share for the fiscal year ended March 31, 2009.  The 20% increase in net income for the fiscal year was primarily due to an increase in net interest income resulting from decreased interest expense on deposits, partially offset by decreased interest income on loans and investments and further offset by an increase in the provision for loan losses.

Net interest income increased $1.1 million for fiscal 2010 compared to fiscal 2009.  Interest income decreased $1.5 million during fiscal 2010 from fiscal 2009, mainly due to lower overall market interest rates during fiscal 2010 compared to fiscal 2009 and the corresponding impact on new originations and existing adjustable rate loans.  Interest expense decreased $2.7 million during fiscal 2010 from fiscal 2009 mainly as a result of decreased rates paid on deposits and a change in the composition of deposits.  During the 2010 fiscal year, depositors shifted deposits from term certificates of deposit into checking, money market and savings accounts while they wait for higher interest rates on term deposits, and management continued to adhere to a pricing strategy of not competing for high rate retail certificates of deposit unless a profitable customer relationship was involved.

Noninterest income increased $318,000, mainly due to a $136,000 increase in gains on the sale of residential mortgage loans, a $122,000 increase in gains on the sale of available for sale securities and $60,000 in increased other operating income, trust fees and earnings on bank owned life insurance.

Noninterest expense increased $453,000, mainly due to a $576,000 increase in federal deposit insurance premiums, a $118,000 increase in compensation cost and a $50,000 increase in losses on real estate acquired through foreclosure, disposal of fixed assets and other operating expenses, partially offset by a $184,000 reduction in occupancy and equipment expense, a $94,000 reduction in state franchise taxes and a $13,000 reduction in amortization of intangible assets.  The increase in federal deposit insurance premiums was due to an increase in the deposit insurance premium rate schedule, the absence of deposit insurance credits in fiscal 2010 that reduced costs for fiscal 2009 and a special deposit insurance assessment that was paid in September 2009.  The reduction in occupancy and equipment expense was mainly due to reduced depreciation expense associated with older equipment that has been fully depreciated and management’s careful control of new capital expenditures combined with reduced data processing costs associated with new equipment and renegotiated data processing contracts.

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A provision for loan losses of $1,643,000 was made for fiscal year 2010, an increase of $575,000 from the $1,068,000 provided for fiscal year 2009, based on management’s assessment of probable incurred losses in the portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from fiscal 2009 to fiscal 2010.

At March 31, 2010, non-performing assets (loans and real estate acquired through foreclosure) increased to $7.2 million, or 1.78% of total assets, compared to $5.6 million, or 1.38% of total assets at March 31, 2009.  The increase in non-performing assets was mainly due to one commercial loan secured by real estate collateral totaling $1.4 million that has experienced payment difficulties and was placed on non-accrual during the year ended March 31, 2010.  Management has evaluated this loan for specific allocation, based on, among other factors, a new appraisal, and made the necessary specific provision to reflect potential impairment.   This loan is in the workout process, and based on current information, management expects that the adjusted carrying value of the loan will be realized.

For the fourth fiscal quarter ended March 31, 2010, net income was $418,000 or $0.15 per diluted share, compared to $147,000 or $0.05 per diluted share for the quarter ended March 31, 2009.  The increase in net income was primarily due to a decrease in the provision for losses on loans, an increase in net interest income, an increase in noninterest income and decreased noninterest expenses, partially offset by increased federal income tax expense.

Net interest income increased $135,000 for the quarter ended March 31, 2010, compared to the quarter ended March 31, 2009.  Interest income decreased $466,000 during the 2010 quarter mainly due to lower overall market interest rates compared to the 2009 quarter.  Interest expense decreased $601,000 during the quarter mainly as a result of decreased rates paid on deposits and a change in the composition of deposits.  During the quarter, depositors continued to shift deposits from term certificates of deposit into checking, money market and savings accounts while they wait for higher interest rates on term deposits and management continued to adhere to a pricing strategy of not competing for high rate retail certificates of deposit unless a profitable customer relationship was involved.

Noninterest income increased $21,000, mainly due to a gain of $31,000 in gain on the sale of available for sale securities, an increase of $13,000 in trust income and an increase of $6,000 in other operating income, partially offset by a decrease of $25,000 in gain on the sale of residential mortgage loans and a decrease of $4,000 in income on bank owned life insurance.

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Noninterest expense decreased $52,000 for the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009, primarily due to decreases of $66,000 in losses on disposition of real estate acquired through foreclosure, $34,000 in occupancy and equipment, $26,000 in compensation and benefits and $12,000 in franchise taxes and amortization of intangible assets.  The above decreases were partially offset by a $54,000 increase in other operating expenses, mainly associated with legal and other expenses associated with real estate acquired through foreclosure, and $32,000 in increased federal deposit insurance premiums due to a scheduled increase in premium rates and the absence of credits used to offset premiums in prior periods.  Federal income tax expense increased $131,000 as pre-tax income increased for the 2010 period compared to the 2009 period.

A provision for loan losses of $528,000 was made for the quarter ended March 31, 2010 compared to $722,000 provided during the quarter ended March 31, 2009 based on management’s assessment of probable incurred losses in the portfolio.  The decrease of $194,000 was mainly due to the provision in the 2009 quarter for one commercial real estate loan that was nonperforming at March 31, 2009 and was moved into real estate acquired through foreclosure during the quarter ended March 31, 2010.

At March 31, 2010, Wayne Savings Bancshares, Inc. reported total assets of $406.0 million, an increase of $1.6 million from total assets of $404.4 million at March 31, 2009.  The allowance for loan losses totaled $2.8 million, or 1.13% of loans at March 31, 2010, an increase of $0.3 million from $2.5 million, or 0.97% of loans at March 31, 2009.  Deposits increased $2.4 million to $311.9 million compared to $309.5 million at March 31, 2009.   Stockholders’ equity at March 31, 2010 amounted to $37.0 million, or 9.11% of total assets, compared to $34.4 million, or 8.51% of total assets at March 31, 2009.  The increase in stockholders’ equity was mainly due to the addition of net income and an increase in other comprehensive income associated with unrealized gains on securities available for sale, partially offset by the payment of dividends.

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Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.  Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:                        H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended March 31,

	2010	2009

Quarterly Results

Net Interest Income	$3,273	$3,138
Net Income	$418	$147
Earnings Per Share:
Basic	$0.15	$0.05
Diluted	$0.15	$0.05
Return on Average Assets (Annualized)	0.41%	0.14%
Return on Average Equity (Annualized)	4.51%	1.69%

	For the Twelve Months
	ended March 31,

	2010	2009

Year to Date Results

Net Interest Income	$13,295	$12,151
Net Income	$2,237	$1,863
Earnings Per Share:
Basic	$0.77	$0.64
Diluted	$0.77	$0.64
Return on Average Assets	0.55%	0.46%
Return on Average Equity	6.19%	5.56%

	March 31,	March 31,
	2010	2009

End of Period Data

Total Assets	$406,032	$404,421
Stockholders' Equity to Total Assets	9.11%	8.51%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$12.31	$11.46

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data -- unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Interest income	$4,734	$5,200	$19,940	$21,472
Interest expense	1,461	2,062	6,645	9,321
Net interest income	3,273	3,138	13,295	12,151
Provision for loan losses	528	722	1,643	1,068
Net interest income after provision for loan losses	2,745	2,416	11,652	11,083
Noninterest income	454	433	2,051	1,733
Noninterest expense	2,697	2,749	10,860	10,407
Income before federal income taxes	502	100	2,843	2,409
Provision for federal income taxes	84	(47)	606	546
Net income	$418	$147	$2,237	$1,863

Earnings per share
Basic	$0.15	$0.05	$0.77	$0.64
Diluted	$0.15	$0.05	$0.77	$0.64

Dividends per share	$0.06	$0.05	$0.21	$0.41

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	March 31, 2010	March 31, 2009
	(Unaudited)
ASSETS

Cash and cash equivalents	$9,875	$6,790
Investment securities, net (1)	120,561	118,685
Loans receivable, net	247,006	254,326
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,291	7,553
Foreclosed assets held for sale, net	2,888	594
Other assets	13,386	11,448
TOTAL ASSETS	$406,032	$404,421

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$311,934	$309,534
Other short-term borrowings	7,454	10,154
Federal Home Loan Bank Advances	45,500	46,000
Accrued interest payable and other liabilities	4,149	4,320
TOTAL LIABILITIES	369,037	370,008

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,012	36,028
Retained earnings	14,332	12,726
Shares acquired by ESOP	(807)	(899)
Treasury Stock, at cost (974,618 shares at both March 31, 2010, and
March 31, 2009)	(14,530)	(14,530)
Accumulated other comprehensive income	1,590	690
TOTAL STOCKHOLDERS' EQUITY	36,995	34,413

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$406,032	$404,421
(1) Includes held to maturity classifications.